Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
May 1, 2014	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, May 1 -- Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s third fiscal quarter ended March 31, 2014. All prior-period financial results of the Glassware and Candles segment have been reclassified to discontinued operations due to the sale of effectively all the net operating assets of this segment on January 30, 2014. Highlights of the quarter:

•
Net sales decreased two percent to $242 million versus $247 million in the third quarter last year due to lower sales of frozen retail products, in part due to the influence of this year’s later Easter. Also impacting net sales was somewhat lower pricing to the foodservice channel and the effect of adverse winter weather on consumer demand.

•
Income from continuing operations was $18,900,000 compared with $20,733,000 for the corresponding quarter a year ago, primarily reflecting lower sales, a less favorable sales mix and a higher effective tax rate. Earnings per share from continuing operations were 69 cents compared to 76 cents a year ago.

•
Including the loss from discontinued operations of $29.3 million or $1.07 per share, which incorporated a pre-tax loss of approximately $44 million on the sale of the company’s candle manufacturing and marketing operations, the reported net loss for the quarter totaled $10.4 million, or $.38 per share. In the third quarter a year ago, net income totaled $21.8 million, or $.80 per share, inclusive of income from discontinued operations of $1.1 million, or $.04 per share.

•	The company’s balance sheet remained strong with no debt outstanding at March 31, 2014, and $201 million in cash and equivalents.

•	The quarterly cash dividend was continued at the higher level of $.44 per share set last quarter, as Lancaster Colony has increased its regular cash dividend each year for 51 consecutive years.
For the nine months ended March 31, 2014, net sales were $782 million compared to $769 million a year ago. Income from continuing operations totaled $80,085,000 or $2.93 per share. Net income was $53.7 million or $1.96 per diluted share. Net of tax, the loss from discontinued operations, including the loss on sale, totaled $26.4 million, or $.97 per share. Income from continuing operations in the year ago nine-month period was $78,459,000, or $2.87 per share. Income from discontinued operations totaled $5.3 million, or $.19 per diluted share. Net income for the nine months last year totaled $83.8 million or $3.06 per share.

MORE. . .

PAGE 2 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

John B. Gerlach, Jr., chairman and CEO, said, “For the quarter, the benefit from lower net material costs was more than offset by the impact of lower net sales and a less-favorable sales mix as the segment’s operating income declined seven percent. Additionally, as influenced by the adverse weather conditions, we also experienced incremental costs associated with freight and operational downtime.”
Looking ahead, Mr. Gerlach added, “We anticipate comparative results of the fourth quarter to be bolstered by the shift in Easter’s timing, the continued favorability in material costs and modest benefit from new products being brought to market in both our retail and foodservice sales channels. However, we anticipate somewhat higher overall marketing costs and expect our investment in introductory costs associated with several of the new products to be significant. We also remain generally cautious regarding consumer sentiment. Regardless, our debt-free balance sheet allows us to retain a considerable amount of operating flexibility supportive of long-term future growth.”
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, May 1, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.

Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	price and product competition;

MORE. . .

PAGE 3 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

•	fluctuations in the cost and availability of raw materials;

•	adverse changes in energy costs and other factors that may affect costs of producing, distributing or transporting our products;

•	maintenance of competitive position with respect to other manufacturers;

•	dependence on key personnel;

•	stability of labor relations;

•	dependence on contract copackers and limited or exclusive sources for certain goods;

•	changes in estimates in critical accounting judgments;

•	the outcome of any litigation or arbitration; and

•
risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

# # # #

FOR FURTHER INFORMATION:	John L. Boylan, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

MORE. . .

PAGE 4 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Net sales	$241,849	$247,098	$782,267	$768,613
Cost of sales	189,941	193,265	591,565	581,613
Gross margin	51,908	53,833	190,702	187,000
Selling, general & administrative expenses	23,073	23,113	69,251	69,305
Operating income	28,835	30,720	121,451	117,695
Interest income and other – net	(204)	(15)	(328)	(6)
Income from continuing operations before income taxes	28,631	30,705	121,123	117,689
Taxes based on income	9,731	9,972	41,038	39,230
Income from continuing operations	18,900	20,733	80,085	78,459
Discontinued operations, net of tax:
Income from discontinued operations	325	1,100	3,175	5,313
Loss on sale of discontinued operations	(29,601)	—	(29,601)	—
Total discontinued operations	(29,276)	1,100	(26,426)	5,313
Net (loss) income	$(10,376)	$21,833	$53,659	$83,772

Net income (loss) per common share:(a)
Continuing operations - basic and diluted	$0.69	$0.76	$2.93	$2.87

Discontinued operations - basic	$(1.07)	$0.04	$(0.97)	$0.20
Discontinued operations - diluted	$(1.07)	$0.04	$(0.97)	$0.19

Net (loss) income - basic	$(0.38)	$0.80	$1.97	$3.06
Net (loss) income - diluted	$(0.38)	$0.80	$1.96	$3.06

Cash dividends per common share	$0.44	$0.38	$1.28	$6.12

Weighted average common shares outstanding:
Basic	27,261	27,259	27,258	27,244
Diluted	27,297	27,287	27,303	27,275

(a)Based on the weighted average number of shares outstanding during each period.
(b)Certain glassware and candles operations have been reflected as discontinued operations in all periods presented.

MORE…

PAGE 5 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013

NET SALES - Specialty Foods	$241,849	$247,098	$782,267	$768,613

OPERATING INCOME
Specialty Foods	$31,408	$33,648	$130,364	$126,790
Corporate expenses	(2,573)	(2,928)	(8,913)	(9,095)
	$28,835	$30,720	$121,451	$117,695

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (b)
(In thousands)

	March 31, 2014	June 30, 2013
ASSETS
Current assets:
Cash and equivalents	$201,328	$123,385
Receivables – net of allowance for doubtful accounts	61,756	56,337
Total inventories	67,737	67,809
Deferred income taxes and other current assets	33,312	22,550
Current assets of discontinued operations	—	55,977
Total current assets	364,133	326,058
Net property, plant and equipment	163,986	168,074
Other assets	102,146	103,231
Noncurrent assets of discontinued operations	—	22,601
Total assets	$630,265	$619,964

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,261	$36,459
Accrued liabilities	30,452	32,602
Current liabilities of discontinued operations	—	8,116
Total current liabilities	70,713	77,177
Other noncurrent liabilities and deferred income taxes	41,043	41,565
Shareholders’ equity	518,509	501,222
Total liabilities and shareholders’ equity	$630,265	$619,964
# # # #